QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.5(c)

THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

        THIS THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the "Third Amendment") is entered into on this 27th day of March, 2003, by and among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), TCEP/LECG FUNDING CORPORATION, a Delaware corporation ("TCEP"), and the undersigned unitholders of the Company (the "Unitholders").

RECITALS

        A.    The Company, TCEP and the Unitholders are parties to that certain Limited Liability Company Agreement dated as of September 29, 2000, by and between the Company, TCEP, the Unitholders, and the unitholders identified therein, as amended by that certain First Amendment to Limited Liability Company Agreement dated October 29, 2001 and that certain Second Amendment to Limited Liability Company Agreement dated December 7, 2001 (as so amended, the "LLC Agreement").

        B.    The Company, TCEP and the Unitholders wish to amend the LLC Agreement in order to clarify the definition of "Credit Agreement" in Article I of the LLC Agreement (the "Proposed Amendment").

        C.    The consummation of the Proposed Amendment requires the written consent of the holders of the Required Interest (as that term is defined in the LLC Agreement) pursuant to Section 15.2 of the LLC Agreement. TCEP and the Unitholders have each agreed to provide their respective consent to the Proposed Amendments subject to the provisions of this Third Amendment.

        D.    Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such terms in the LLC Agreement, as amended hereby.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.    Amendment to the LLC Agreement.

          (a)   Article I. The parties hereto acknowledge and agree that the definition of "Credit Agreement" set forth in Article I is hereby restated in its entirety as follows:

            "Credit Agreement" means the Credit Agreement among the LLC, First Union National Bank and a syndicate of other lenders, dated as of September 29, 2000, together with all related documents and instruments executed from time to time in connection therewith, and expressly includes any and all agreements, documents or instruments executed from time to time serving as an amendment, restatement, modification, refinancing, refunding, replacement, extension or renewal of the Credit Agreement.

        2.    Consent to Amendment.    In accordance with Section 15.2 of the LLC Agreement, TCEP and the Unitholders, who, collectively, hold a majority of the outstanding Common Units on the date hereof, hereby consent to this Third Amendment. This Third Amendment shall be effective upon execution by the Company and the minimum number of Unitholders holding a majority of the Common Units on the date hereof. Except as expressly amended hereby, the LLC Agreement remains in full force and effect.

        3.    Counterparts.    This Third Amendment may be executed in two or more counterparts, and each such executed counterpart will be deemed to be an original instrument, but all such counterparts together will constitute one and the same instrument. This Third Amendment may be executed by facsimile transmission.

        4.    Governing Law.    All questions concerning the construction, validity and interpretation of this Third Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        5.    Successors and Assigns.    The provisions of this Third Amendment shall be binding upon and inure to the benefit of the parties to the LLC Agreement and their respective successors and assigns.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC
By:	/s/ MARVIN A. TENENBAUM Marvin A. Tenenbaum Secretary
TCEP/LECG FUNDING CORPORATION
By:	/s/ WILLIAM W. LIEBECK William W. Liebeck President
UNITHOLDERS:
/s/ DAVID J. TEECE David J. Teece
/s/ DAVID KAPLAN David Kaplan

QuickLinks

THIRD AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT